UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 14, 2023

Enviva Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37363	46-4097730
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7272 Wisconsin Ave., Suite 1800 Bethesda, MD	20814
(Address of principal executive offices)	(Zip code)

(301) 657-5560

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	EVA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On January 14, 2023, Enviva Inc. (the “Company”) entered into a Tenth Amendment to Credit Agreement (the “Tenth Amendment”) and on January 17, 2023, the Company entered into an Eleventh Amendment to Credit Agreement (the “Eleventh Amendment”), each by and among the Company, certain other subsidiaries of the Company, Barclays Bank PLC, as administrative agent and collateral agent, and the other lenders and issuing banks party thereto. The Tenth Amendment provides, among other things, that the lenders providing revolving loans are the beneficiaries of the financial covenants contained in the Credit Agreement entered into as of April 9, 2015 (as amended previously and by the Tenth Amendment and the Eleventh Amendment, the “Credit Agreement”) among the Company, the lenders identified therein, and Barclays Bank PLC, as administrative agent and collateral agent. The Eleventh Amendment, among other things, amended the Credit Agreement in order to permit the borrowing of an additional $105,000,000 in the form of term loans (the “Term Loans”) which mature upon the earliest to occur of (x) June 30, 2027 and (y) the first day during the period from the 91st day prior to January 15, 2026 to, and including, such date on which (A) the sum of (i) cash and cash equivalents of the Company and its subsidiaries and (ii) the unused amount of the Total Revolving Credit Commitment (as defined in the Credit Agreement) does not equal or exceed the Required Sum (as defined in the Credit Agreement) and (B) the 6.50% Senior Notes due 2026 issued by the Company and Enviva Partners Finance Corp. remain outstanding. The Term Loans bear interest at a rate equal to a floating rate based on SOFR (subject to a floor of 0.50%) plus 4.00% and are subject to a 1% prepayment fee if refinanced within 6 months of the effectiveness of the Eleventh Amendment.

The foregoing descriptions of the Tenth Amendment and the Eleventh Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of the Tenth Amendment and the Eleventh Amendment, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K (this “Current Report”) and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report concerning the Credit Agreement is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 17, 2023, Jason E. Paral has been promoted to Senior Vice President, General Counsel, and Secretary, having served with the Company and its former sponsor for close to a decade in roles of increasing responsibility, most recently leading the Company’s legal team as Senior Vice President, Deputy General Counsel, and Secretary under William H. Schmidt, Jr. Prior to that, Mr. Paral practiced law at Vinson & Elkins L.L.P., where he represented borrowers, developers, sponsors, and investors in the renewable and traditional energy industries across a broad range of complex project development and finance transactions, as well as mergers, acquisitions, and other corporate transactions. Mr. Paral’s promotion completes the succession plan developed by the Company’s board of directors and Mr. Schmidt whereby Mr. Schmidt’s responsibilities leading the Company’s legal and development functions would be assumed by two executives, including by Mr. Paral as described above and, as announced October 6, 2022, by Mark A. Coscio, a seasoned construction and development executive with nearly two decades of experience leading large scale, multi-billion-dollar infrastructure investment programs.

Simultaneous with Mr. Paral’s appointment, William H. Schmidt, Jr. stepped down from his position as Executive Vice President, Corporate Development and General Counsel, but continues to be employed by the Company as Senior Advisor. In such capacity, Mr. Schmidt, who continues to report to Thomas Meth, President and Chief Executive Officer, will provide advice and support to members of Mr. Meth's executive team and will lead select strategic initiatives. The Company expects Mr. Schmidt to remain in his role as Senior Advisor until the conclusion of an appropriate transition period, the specific length of which has not yet been determined but is expected to be several months, following which Mr. Schmidt intends to relocate outside the Washington, D.C. region, where the Company is headquartered, to pursue family-related personal endeavors. Mr. Schmidt’s current employment agreement remains in effect.

Item 9.01.	Financial Statements and Exhibits.

Exhibits.

EXHIBIT NUMBER	DESCRIPTION
10.1	Tenth Amendment to Credit Agreement, dated as of January 14, 2023.
10.2	Eleventh Amendment to Credit Agreement, dated as of January 17, 2023.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVIVA INC.

Date: January 20, 2023	By:	/s/ Jason E. Paral
	Name:	Jason E. Paral
	Title:	Senior Vice President, General Counsel, and Secretary